Exhibit 99.1

Peapack-Gladstone Financial Corporation

TARP Principal Executive Officer and Principal Financial Officer
First Fiscal Year Certification

Frank A. Kissel, in his capacity as Principal Executive Officer of Peapack-Gladstone Financial Corporation and Jeffrey J. Carfora, in his capacity as Principal Financial Officer of Peapack-Gladstone Financial Corporation certify, based on their actual knowledge, that:

(i)             The compensation committee of Peapack-Gladstone Financial Corporation has discussed, reviewed, and evaluated with the senior risk officer the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to Peapack-Gladstone Financial Corporation (the compensation committee undertook this discussion, review and evaluation, and addressed the requirements set forth in items (ii) and (iii), below, on August 19, 2009);

(ii)            The compensation committee of Peapack-Gladstone Financial Corporation has identified and limited features, if any, of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Peapack-Gladstone Financial Corporation, and has identified features, if any, of the employee compensation plans that pose risks to Peapack-Gladstone Financial Corporation and has limited those features, if any, to ensure that Peapack-Gladstone Financial Corporation is not unnecessarily exposed to risks;

(iii)           The compensation committee has reviewed the terms of each employee compensation plan and identified features, if any, of the plan that could encourage the manipulation of reported earnings of Peapack-Gladstone Financial Corporation to enhance the compensation of an employee, and has limited such features, if any;

(iv)           The compensation committee of Peapack-Gladstone Financial Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)            The compensation committee of Peapack-Gladstone Financial Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features, if any, in:

(A)           SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Peapack-Gladstone Financial Corporation;

(B)            Employee compensation plans that unnecessarily expose Peapack-Gladstone Financial Corporation to risks; and

(C)            Employee compensation plans that could encourage the manipulation of reported earnings of Peapack-Gladstone Financial Corporation to enhance the compensation of an employee;

(vi)           Peapack-Gladstone Financial Corporation has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)          Peapack-Gladstone Financial Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(viii)         Peapack-Gladstone Financial Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(ix)           The board of directors of Peapack-Gladstone Financial Corporation has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to Treasury and its primary regulatory agency; Peapack-Gladstone Financial Corporation and its employees have complied with this policy since its adoption; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)            Peapack-Gladstone Financial Corporation will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xi)           (xi) Peapack-Gladstone Financial Corporation will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)          Peapack-Gladstone Financial Corporation will disclose whether Peapack-Gladstone Financial Corporation, the board of directors of Peapack-Gladstone Financial Corporation, or the compensation committee of Peapack-Gladstone Financial Corporation has engaged during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)          Peapack-Gladstone Financial Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xiv)         Peapack-Gladstone Financial Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Peapack-Gladstone Financial Corporation and Treasury, including any amendments;

(xv)          Peapack-Gladstone Financial Corporation has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)         I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001).

Date:	February 24, 2010

/s/ Frank A. Kissel
Frank A. Kissel
Chairman and CEO
Principal Executive Officer

/s/ Jeffrey J. Carfora
Jeffrey J. Carfora
Chief Financial Officer
Principal Financial Officer